UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2007

INTCOMEX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-134090	65-0893400
(Commission File Number)	(IRS Employer Identification No.)

3505 NW 107th Avenue, Miami, FL 33172

(Address, including Zip Code, of Principal Executive Offices)

(305) 477-6230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2007, our Uruguayan subsidiary, T.G.M., S.A. (“TGM”), reached a settlement agreement (the “Settlement Agreement”) with the Uruguayan tax agency Dirección General Impositiva (“DGI”), following a tax audit for the period 2002 through 2006 (the “Tax Audit”). During this Tax Audit, questions were raised by the DGI about the alleged failure of two local suppliers to pay value added and other taxes in connection with the sale of certain IT products to TGM. Our Uruguayan subsidiary TGM cooperated fully with the audit and, based on an internal investigation, Intcomex, Inc. (“Intcomex”) believes TGM has at all times complied with its tax payment obligations and properly recorded, reported and paid all taxes. At the same time, due to the possibility of significant potential fines and related legal expenses, TGM approached the DGI seeking a resolution, and after negotiation agreed to pay the amount of UYP 53.0 million, or approximately USD 2.2 million, and forfeit USD 0.5 million in previously recognized tax credits in connection with the Settlement Agreement. TGM has engaged in a parallel negotiation process with the Uruguayan customs authorities relating to the same time periods and facts, and expects to enter into a similar settlement agreement with the customs authorities providing for the payment of UYP 26.2 million, or approximately USD 1.1 million. We believe payment of the settlement amounts is the best course of action for both TGM and Intcomex, Inc., in particular because Uruguayan tax law may impose significant liability for acts committed by third parties. In addition, the settlement payments avoid the risk connected with, and the commitment of potentially significant financial and managerial resources to, potential regulatory claims. Intcomex will incur a USD 3.8 million charge, including legal and audit fees—USD 3.7 million after tax—in operating expenses in the second quarter of fiscal 2007 as a result of the settlements. In connection with its ongoing internal investigation overseen by its audit committee, Intcomex examined its third-party purchasing controls and implemented additional measures including centralized corporate oversight of all purchases by local operations from non-OEM third parties and enhanced IT systems to strengthen purchasing controls, in particular in the areas of treasury, accounting and purchasing.

In order to indemnify our controlling shareholder Citigroup Venture Capital International (“CVCI”) as required by the stock purchase agreement dated August 27, 2004 (the “Stock Purchase Agreement”) for the outflow of funds in connection with that portion of the settlement payments corresponding to the tax audit period from 2002 until the closing date as defined in the Stock Purchase Agreement and in connection with certain related legal, audit and other expenses, two of the sellers in CVCI’s acquisition of control in Intcomex, our significant shareholders Anthony Shalom and Michael Shalom, have agreed with CVCI that they will deliver to Intcomex cash in the amount of approximately USD 3.0 million in satisfaction of their obligations to CVCI. In order to secure their payment obligation, Anthony and Michael Shalom will cause to be pledged to Intcomex 11 3/4% Second Priority Senior Secured Notes (the “11 3/4% Notes”) in the corresponding principal amount. Anthony Shalom and Michael Shalom intend to arrange a privately negotiated arms’ length transaction with Intcomex within the next month to have Intcomex buy back 11 3/4% Notes in the same principal amount as the pledged 11 3/4% Notes. Intcomex may, at its option, credit those 11 3/4% Notes against the mandatory sinking fund redemption in respect of 11 3/4% Notes that Intcomex is required to make by August 15, 2007 pursuant to the indenture.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intcomex, Inc.

Date: July 6, 2007	By:	/s/ Russell A. Olson
	Name: Title:	Russell A. Olson Chief Financial Officer